Exhibit 10.58

[Form of]

Performance Share Unit Agreement

(Annual Incentive Plan)

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of    ,  , 202  (the “Grant Date”) by and between SouthState Corporation, a South Carolina corporation (“SSC”), and __________________ (the “Participant”). Capitalized terms that are used but not defined herein have the meanings ascribed to them in the 2020 Omnibus Incentive Plan (the “Plan”). SSC and each respective Employer (defined in Section 3.2 below) are collectively referred to as the “Company.”

WHEREAS, SSC has adopted the Plan pursuant to which Restricted Share Units may be granted upon the attainment of performance goals and the continued service of the Participant (“Performance Share Units” or “PSUs”); and

WHEREAS the Committee (as defined in the Plan) has determined that it is in the best interests of SSC and its shareholders to grant the award of PSUs provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Performance Share Units. SSC hereby grants to the Participant  ___ PSUs. Each PSU represents the right to receive one Share, each as settled as set forth in Section 8 of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan.
2.Vesting of PSUs. Except as otherwise provided in Sections 5 and 6 of this Agreement, the PSUs will vest and become nonforfeitable on the date set forth in Exhibit A to this Agreement (the “PSU Vesting Date”), subject to (a) the Credit Quality Adjustment set forth in Exhibit A, and (b) the Participant’s continuous service from the Grant Date through the PSU Vesting Date.
3.Termination of Service.
3.1Except as otherwise expressly provided in this Agreement, if there is a Termination of Service at any time before the PSU Vesting Date, the Participant’s unvested PSUs shall be automatically forfeited upon such Termination of Service and neither SSC nor any Employer shall have any further obligations to the Participant under this Agreement.
3.2Notwithstanding Section 3.1, if there is a Termination of Service prior to the PSU Vesting Date (a) by Employer (as defined below) without Good Cause (as defined below), (b) by the Participant with Good Reason (as defined below) or (c) as a result of the Participant’s death or Disability (as defined below), the PSUs under this Agreement will vest on such date.
(a)“Employer” means  (i) SouthState Bank, N.A. ("Bank”) or (ii) the Bank subsidiary, with or for whom the Participant performed services or had responsibilities at any time during the final twelve (12) months of the Participant’s employment (or, should the Participant work for Employer for less than twelve (12) months, during such shorter period), as applicable.
(b)“Good Cause” means (i) incompetence or dishonesty in the Participant’s job performance, gross negligence, deliberate neglect of duties, willful malfeasance or misconduct in performance or failure to substantially perform the duties assigned to the  Participant by Employer, (ii) the Participant’s conviction of, or plea of nolo contendere to, a felony or any other offense involving moral turpitude, dishonesty, breach of trust, organized crime or racketeering, (iii) the Participant’s commission of an act of fraud, disloyalty, dishonesty, or material violation of any law or significant Employer policy committed in connection with the Executive’s employment (including sexual harassment), (iv) the Participant’s unreasonable and/or abusive use of addictive substances, which in Employer’s reasonable judgment, interferes with the Participant’s ability to perform the Participant’s duties, or (v) the Participant’s material breach of this Agreement or of any material restrictive covenants binding on the Participant.
(c)“Good Reason” means the occurrence of any of the following without the Participant’s advance written consent: (i) a diminution of the Participant’s base salary, (ii) a material diminution of the Participant’s authority, duties, or responsibilities, (iii) a material change in the geographic location at which the Participant must perform services for Employer, which, for purposes of this provision shall be a location outside the 50 mile radius from the Participant’s primary residence, or (iv) any other action or inaction that constitutes a material breach by SSC of this Agreement or any employment agreement between Employer and the Participant. The Participant must give notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) above within 90 days after the initial existence of when the condition, and SSC and/or Employer shall have 30 days thereafter to remedy the condition. In addition, the Participant’s voluntary termination because of the existence of one or more of the conditions described in clauses (i) through (iv) above must occur within 24 months after the initial existence of the condition.
(d)“Disability” means an independent physician selected by SSC and reasonably acceptable to the Participant or the Participant’s legal representative determines that, because of illness or accident, the Participant is unable to perform the Participant’s duties and will be unable to perform the Participant’s duties for a period of 90 consecutive days, and the insurance company that is providing the Participant’s disability insurance coverage concurs that the Participant is considered disabled pursuant to the terms and conditions of the insurance policy offered by SSC or Employer. The Participant shall not be considered disabled, however, if the Participant returns to work on a full-time basis within 30 days after SSC or  Employer gives notice of termination due to Disability. Notwithstanding the foregoing, in the event the award is considered nonqualified deferred compensation as defined under Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”), settlement will be made upon the Participant’s Disability only if such Disability is a “disability” as defined under Section 409A of the Code.
3.3Notwithstanding Section 3.1 or 3.2, if there is a Termination of Service prior to the PSU Vesting Date as a result of Participant’s Retirement (as defined below), the Participant will receive the following:

(a)If the Participant signs a standard two-year non-competition, non-solicitation agreement, the PSUs granted under this Agreement shall vest on the PSU Vesting Date, subject to the Credit Quality Adjustment set forth in Exhibit A.

(b)If the Participant does not sign a standard two-year non-competition, non-solicitation agreement, PSUs granted under this Agreement will vest pro rata as of the retirement date.

(c) “Retirement” means either (i) reaching the age of 65 or (ii) reaching the age of 55 plus having at least ten (10) years of Continuous Service with SSC, Employer, or any predecessor.  “Continuous Service” means the absence of any interruption or Termination of Service as an employee of SSC or Employer or the predecessor of either. Service will not be considered interrupted in the case of sick leave, military leave, family leave or any other leave of absence approved by SSC or Employer or in the case of a Participant’s transfer between SSC and Employer or any successor to SSC or Employer.  With respect to any Award subject to Section 409A (and not exempt therefrom), a termination of Continuous Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

4.Effect of a Change of Control.

4.1 If the Participant is employed with SSC or Employer upon the occurrence of a Change of Control (as defined in the Plan), all unvested PSUs that are not (a) assumed and continued under the terms and conditions as set forth under this Agreement, or (b) replaced with another award that has a value at least equal to value of the PSUs being replaced and its terms and conditions are not less favorable to the Participant than the terms and conditions of the PSUs being replaced (collectively, a “Replacement Award”), by the successor to SSC in such Change of Control or an Affiliate of such successor (a “Surviving Entity”),  shall vest in an amount equal to the full value of the Award  and will be payable in accordance with Section 8 of this Agreement. Any Replacement Awards shall be adjusted as to the Shares into which such PSUs shall convert in accordance with Section 11.2 of the Plan. The Compensation Committee and/or the Board’s determination with respect to any adjustments will be conclusive.   Any Replacement Award will be subject to the same terms and conditions as set forth under this Agreement and in the manner provided in Section 11.2 of the Plan.

4.2In the event of the Participant’s Termination of Service (a) by Employer without Good Cause, or (b) by the Participant with Good Reason, in each case within 12 months following the Change of Control, any Replacement Awards shall be vested in an amount equal to the full value of the Replacement Award and will be settled not later than thirty (30) days following the date of such termination.
(a)For purposes of this Section 4.2, any references to the Company, SSC or Employer in the definition of Good Reason set forth in Section 3.2(c) shall include the Surviving Entity.

5.Form of Payment of PSUs. Except as set forth in Section 4 of this Agreement, payment in respect of the PSUs shall be made in Shares and settled as set forth in Section 8 of this Agreement.
6.Transferability of PSUs. Subject to any exceptions set forth in the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
7.Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to the PSUs, including voting rights and the right to any dividends.
8.Settlement of PSUs.
8.1Settlement of the number of earned PSUs (if any) shall be made in Shares in whole or in part and subject to the impact, if any, of any applicable Credit Quality Adjustment, upon the earliest of:
(a)the PSU Vesting Date;
(b)the date of the Participant’s Termination of Service pursuant to Section 3.2 or 3.3; and
(c)with respect to PSUs that vest under Section 4, the date of consummation of a Change of Control.

The first of 8.1(a), (b), and (c) to occur shall be the “Settlement Date.”

8.2Upon the settlement under Section 8.1, on the second payroll date following the Settlement Date but within the taxable year of such Settlement Date (however, in cases where such Settlement Date is after December 15th, distribution will occur on the first payroll date of the subsequent calendar year), SSC shall deliver to the Participant (or the Participant’s estate in the event of Participant’s death) a certificate or certificates representing the number of Shares equal to the number of vested and earned PSUs earned as of such Settlement Date.  In the case of a settlement occurring as a result of Section 8.1(c), in the event the Participant is considered a “specified employee” within the meaning of Section 409A of the Code at the time of separation from service, such payment will take place on the first payroll date that follows the date that is six months after the Participant’s separation from service if such delay is required in order to comply with Section 409A of the Code.
8.3It is intended that the PSUs and the exercise of authority or discretion hereunder shall be exempt from or otherwise comply with Section 409A of the Code so as not to subject the Participant to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations, or changes to Section 409A of the Code would result in the Participant becoming subject to interest and additional taxes under the Section 409A of the Code, SSC and the Participant agree to amend this Agreement to bring the PSUs into compliance with Section 409A of the Code.
8.4As a condition to the receipt of the Shares covered by this Agreement, SSC may require the Participant to make any representation and warranty to SSC as may be required by any applicable law or regulation.
9.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or Director of SSC or Employer. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of SSC or Employer to terminate the Participant’s service or employment at any time, with or without Good Cause.
10.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of SSC, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Article X of the Plan.
11.Tax Liability and Withholding.
11.1The Participant shall be required to pay to SSC, and SSC shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and the distribution of Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)tendering a cash payment; or
(b)authorizing SSC to withhold Shares from the Shares otherwise issuable or deliverable to the Participant; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.
11.2Notwithstanding any action SSC takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and SSC (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any Shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

12.Compliance with Law. The issuance and transfer of Shares in connection with the PSUs shall be subject to compliance by SSC and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of SSC and its counsel.
13.Protective Covenants. The Participant acknowledges and agrees that Employer has developed and possesses intellectual property, Customer Information (as defined below), Trade Secrets (as defined below) and Confidential Information (as defined below) to assist it in its business. The Participant further acknowledges and agrees that Employer has substantial relationships with prospective or existing customers, as well as customer goodwill associated with its ongoing business.  The Employer employs or will employ the Participant in a position of trust and confidence. The Participant therefore acknowledges and agrees that Employer has a right to protect and enforce these legitimate business interests, Employer is an intended beneficiary of this Section 13, and the protective covenants herein are intended for the benefit of Employer.  Therefore, in consideration of (i) SSC entering into (and to induce SSC to enter into) this Agreement and SSC’s agreements, covenants and obligations under this Agreement (and regardless of whether or not any PSUs vest and become entitled to settlement and delivery), (ii) the time, investment and cost Employer has incurred and may continue to incur to develop and enhance the Participant’s skills and business contacts, (iii) the Participant’s access to Customer Information, Trade Secrets or Confidential Information, and (iv) the Participant’s contact with Employer’s employees, customers and prospects, the Participant hereby agrees to the protective covenants in this Section 13. The Participant expressly agrees that the covenants in this Section 13 shall continue in effect during the Participant’s employment with Employer and also, in accordance with the terms of the respective covenants in this Section 13, after the date the Participant’s employment with Employer terminates as outlined below.  The Participant understands and agrees that the agreements, covenants and obligations in this Section 13 exist independently of and are in addition to (and are not in lieu of and, except for Section 13.5(b)(Certain Limitations), do not limit or modify) any other agreements, covenants and obligations by which the Participant may be bound by or to which the participant may be subject by contract, or by applicable law or regulation, with respect to confidential or proprietary information, and/or non-solicitation.

13.1    Confidential Information. The Participant agrees at all times to hold in strictest confidence, and not to use, except for the benefit of Employer, any of Employer’s Trade Secrets, Customer Information or Confidential Information or to disclose to any person, firm or entity any of Employer’s Trade Secrets, Customer Information or Confidential Information except (a) as authorized by a senior executive officer of Employer, or (b) as required by law; provided that, with respect to Confidential Information that does not constitute a Trade Secret or Customer Information, the Participant’s obligations under this Section 13.1 shall terminate on the second anniversary of the Participant’s termination of employment with Employer.
13.2Non-Solicitation of Employees. During the Restricted Period (defined below), the Participant shall not directly, indirectly or by assisting others, using any form of written, oral or electronic communication, or social media, take any action to:

(a)recruit, solicit or attempt to solicit for employment on behalf of any entity that competes with Employer, any employee of Employer with whom the Participant had Material Interaction (defined below) during the two-year period before the Participant’s employment termination with Employer;

(b)employ or hire any employee of Employer with whom the Participant had Material Interaction during the two year period before the Participant’s employment termination with Employer.

In the event a court determines that Section 13.2 must contain a territorial limitation in order to be enforceable, the applicable territorial limitation shall be (i) the counties in which the Participant performed services, supervised or managed employees, or engaged in business on behalf of Employer during the two years prior to the end of the Participant’s employment with Employer, (ii) the counties in which the Participant had Material Interaction with an employee of Employer during the two years prior to the end of the Participant’s employment with Employer and (iii) the counties (including those in adjacent states, if any) that are immediately contiguous to the counties referenced in subparts (i) and (ii).

13.3Non-Solicitation of Customers / Prospective Customers. During the Restricted Period, the Participant shall not, directly, indirectly or by assisting others, take any action to:

(a)Contact, call upon, solicit or attempt to contact, call upon, or solicit any customer or prospective customer of Employer with whom Participant had Material Contact (defined below), for the purpose of selling or providing products or services that compete with those offered or provided by Employer or for the purpose of inducing or diverting their business away from Employer;

(b)divert, take away, entice or attempt to divert, take away or entice any customer or prospective customer of Employer with whom Employee had Material Contact for the purpose of causing that customer or prospective customer to cease doing business with or to modify its business relationship with Employer; or

(c)accept Financial Products or Services (defined below) business from, conduct Financial Products or Services business with, or provide Financial Products or Services to any customer or prospective customer of Employer with whom Employee had Material Contact.

For purposes of clarification, the Parties intend through Section 13.3 that the Participant shall not solicit the Financial Products or Services business of, accept such business from or do such business with any customer or prospective customer with whom Participant had Material Contact, regardless of which party first initiated contact.

Participant specifically acknowledges that the covenants set forth in Section 13.3 are a less restrictive alternative to a non-compete restriction, which SSC could have required as a condition for the consideration set forth herein.

13.4Definitions

(a)“Confidential Information” shall mean any data and information (which includes, without limitation, Trade Secrets, Customer Information, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information): (i) relating to a business of Employer, regardless of whether the data or information constitutes a Trade Secret or Customer Information; (ii) disclosed to the Participant or of which Participant became aware of as a consequence of the Participant’s relationship with Employer; (iii) having value to Employer; and (iv) not generally known to competitors of Employer; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by the Participant without authorization from Employer, which has been independently developed and disclosed by others (not as a consequence of or in connection with the Participant’s relationship with Employer), or which has otherwise entered the public domain through lawful means.

(b)“Customer Information” means any data and information (i) relating to a customer or prospective customer of Employer and (ii) disclosed to the Participant or of which the Participant became aware of as a consequence of Participant’s relationship with Employer.

(c)“Financial Products or Services” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Employer on the date of the Participant’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Participant was involved during the Participant’s employment with Employer.

(d)“Material Contact” means contact between the Participant and each customer or prospective customer:

i.	with whom or which the Participant dealt on behalf of Employer;

ii.	whose dealings with Employer were coordinated or supervised by the Participant;

iii.	about whom the Participant obtained Confidential Information in the ordinary course of business as a result of the Participant’s employment with Employer; and/or

iv.	who receives products or services authorized by Employer, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Participant;

in each case within the two years prior to the end of the Participant’s employment with Employer.

(e)“Material Interaction” means contact, of any nature including but not limited to phone, in person, electronic mail, etc. for the purpose of furthering Employer’s business.

(f)“Restricted Period" means during the Participant’s employment with Employer and for the 12 month period following the termination of the Participant’s employment with Employer regardless of reason. If the Participant is found to have violated the covenants contained herein during the Restricted Period, such period shall be extended for a period equal to the amount of time the Participant is found to have been in non-compliance.

(g)“Trade Secrets” shall mean any of Employer’s trade secrets, as such term is defined in the South Carolina Trade Secrets Act, S.C. Code §39-8-20 as in effect on the date of this Agreement, and the Uniform Trade Secrets Act.

13.5 Computer Authorization. Participant agrees that Participant is not authorized to use Employer’s computer system or any of Employer’s IT hardware or software for any purpose in actual or contemplated competition with Employer. This includes: (a) transferring information relating to Employer’s business from Employer’s system, hardware, or software to an external device or account in advance of the end of Employee’s employment; or (b) deleting information relating to Employer’s business from Employer’s system, hardware, or software in advance of the end of Participant’s employment with Employer.

13.6Understanding of Covenants. The Participant represents that the Participant (a) is familiar with the foregoing confidentiality and non-solicitation covenants, (b) is fully aware of the obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and coverage of the foregoing covenants, and (d) agrees that such covenants are necessary to protect Employer’s confidential and proprietary information, good will, stable workforce, and customer relations. The Participant acknowledges and agrees that the covenants contained in this Agreement are reasonable in time, scope and in all other respects and that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto.  Finally, the Participant acknowledges that he has been given the opportunity to consult with a lawyer regarding the covenants set forth herein.

13.7 Enforceability; Certain Limitations.

(a)Enforceability. The Participant acknowledges and agrees that should any provision of any covenant set forth in this Section 13 be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable provision). The Participant acknowledges and agrees that the existence of any claim or cause of action by the Participant against Employer, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Employer of such covenants.  Further, if any portion of the provisions of this Section 13 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, scope, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, SSC and the Participant agree to enter into an amendment to this Agreement pursuant to which the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of SSC and the Participant in agreeing to the provisions of this Agreement will not be impaired, and the provision in question shall be enforceable, to the fullest extent of the applicable laws. Further, the parties agree that Section 13 is enforceable by SSC’s and Employer’s assignees or successors.

(b)Certain Limitations. Except with respect to information covered by 17 C.F.R. 240.21F-4(b)(4)(i) or 17 C.F.R. 240.21F-4(b)(4)(ii) related to the legal representation of a company, notwithstanding anything in this Agreement, in any Employer policy or in any other agreement with Employer to the contrary, nothing in this Agreement, or in any Employer policy or any other agreement with Employer shall prohibit or impede (or be enforced by Employer, or construed, in a manner that would prohibit or impede) Participant from: (i) testifying in any lawsuit, (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, (iii) receiving an award in accordance with Section 21F of the Securities Exchange Act or Rule 21F promulgated thereunder, or (iv) engaging in any activity described in clauses (i), (ii) or (iii) without providing notification to or prior approval by Employer.

13.8 Remedy for Breach. The Participant agrees that a breach of any of the covenants of this Section 13 would cause material and irreparable harm to Employer that would be difficult or impossible to measure, and that damages or other legal remedies available to Employer for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Participant agrees that if the Participant breaches any term of this Section 13, SSC and Employer shall be entitled, in addition to and without limitation upon all other remedies SSC and Employer may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to SSC and Employer in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Participant is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

13.9 Providing Copy of Agreement. Participant shall provide a copy of Section 13 of this Agreement to any person or entity with whom the Participant interviews during the Restricted Period and consents to the disclosure of this Agreement by SSC or Employer to any such potential employer.

13.10 Attorneys’ Fees & Costs. Participant agrees that if SSC and/or Employer is required to take legal action against the Participant or to defend against legal action by the Participant, either related to the enforcement and/or interpretation of the restrictions in Section 13, the Participant will pay all costs incurred by SSC and/or Employer (including reasonable attorneys’ fees, expenses, and costs) if SSC and/or Employer prevails in such action.

13.11 Obligations Survive. Participant’s obligations under Section 13 shall survive termination of the Participant’s employment with Employer regardless of reason.

14.Notices. Any notice required to be delivered to SSC under this Agreement shall be in writing and addressed to the General Counsel of SSC at SSC’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of SSC or Employer, or via on-line or electronic system. Either party may designate another address in writing (or by such other method approved by SSC) from time to time. By signing this Agreement, Participant consents to receive notices and documents related to this Agreement or the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by SSC or another third party designated by SSC.

15.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of South Carolina without regard to conflict of law principles.
16.PSUs Subject to Plan. This Agreement is subject to the Plan as approved by SSC’s shareholders. In the event of a conflict between any term or provision herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail unless any term conflicts with Section 409A of the Code then the terms of the Plan will prevail as to any application of Section 409A of the Code.
17.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of SSC. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.No Right To Future Awards. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of SSC.
20.Entire Agreement and Amendment. Except as provided herein, this Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  The Protective Covenants (Section 13) are in addition to, and not in lieu of, any other representations, warranties, covenants or agreements that Participant may be bound by or subject to by contract with Employer or SSC or by applicable law or regulation, with respect to confidentiality or nonsolicitation. The Committee has the right to amend, alter, or discontinue the PSUs; provided, that, no amendment, alteration, or discontinuation shall materially impair the Participant’s rights under this Agreement without the Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. Any amendment, alteration, or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with SSC or Employer.
21.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, SSC makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall SSC be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
22.No Impact on Other Benefits. The value of the Participant’s PSUs is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including, without limitation, any electronic signature complying with applicable law, will have the same effect as physical delivery of the paper document bearing an original signature.
24.Electronic Signatures. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement, or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
25.Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED BY LAW, SSC, EMPLOYER AND PARTICIPANT HEREBY KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL for all claims, disputes and other matters in question between them regarding anything related in any way to this Agreement.

SOUTHSTATE CORPORATION

By:

    Susan Bagwell

    Director Human Resources

Accepted and Agreed by:

PARTICIPANT

Name:

By clicking the applicable acceptance box on the Shareworks  website (www.shareworks.com), the Participant acknowledges receipt of this Agreement and agrees to its terms and conditions.

EXHIBIT A

Vesting Schedule

The PSUs granted under this Agreement shall vest after December 31, 2025 but not later than March 31, 2026, subject to the Credit Quality Adjustment.

Credit Quality Adjustment

1.	If SSC’s NPA ratio (defined as non-performing assets divided by the sum of loans plus OREO and ORA, and excluding purchased credit impaired loans and acquired OREO) is less than or equal to 1% on December 31, 2025, then the PSUs that otherwise would vest and be payable as of that date under this Agreement will be issued without any reduction.
2.	If SSC’s NPA ratio is greater than 1% on December 31, 2025, then SSC’s eight quarter average NPA ratio (as defined above) is compared to the average NPA ratio of SSC’s Peer Group, as defined below. If SSC’s ratio falls within the top 75% of the Peer Group (i.e., those with the lowest NPA ratios), then the total number of PSUs that otherwise would vest and be payable under this Agreement are issued without reduction. If SSC’s ratio falls within the bottom 24.9% of the Peer Group, (i.e., those with the highest NPA ratios) then no PSUs will be issued. If SSC’s ratio is between the 25th and 74.9th percentile of the Peer Group, the number of PSUs awarded are then reduced on a pro-rata basis as per the below schedule:
Credit Quality Adjustment: NPA ratio – average over 8 quarter period ending on 12/31 of contingent payment date
75th percentile of Peer Group or better	=	100% of PSU Award
74.9th -50th percentile of Peer Group	=	66.67% of PSU Award
49.9th -25th percentile of Peer Group	=	33.37% of PSU Award
Less than 25th percentile	=	0% of PSU Award

2022 Peer Group (approved as of April 25, 2023)

Company Name	Ticker	City	State	Asset Size
Ameris Bank	ABCB	Atlanta	GA	25b
Associated Banc-Corp	ASB	Green Bay	WI	39.4
BankUnited, Inc.	BKU	Miami Lakes	FL	37
Cadence Bank	CADE	Tupelo	MS	48
Comerica Inc.	CMA	Dallas	TX	85.4
Commerce Bancshares	CBSH	Kansas City	MO	31.9
Cullen/Frost Bankers	CFR	San Antonio	TX	52.8
East West Bancorp.	EWBC	Pasadena	CA	64.1
F.N.B. Corp.	FNB	Pittsburg	PA	43.7

First Horizon Corp.	FHN	Memphis	TN	78.9
Hancock Whitney Corp.	HWC	Gulfport	MS	35.2
New York Community Bancorp.	NYCB	Hicksville	NY	90.1
PacWest Bancorp	PACW	Beverly Hills	CA	41.2
Pinnacle Financial	PNFP	Nashville	TN	41.9
Prosperity Bancshares	PB	Houston	TX	37.7
Synovus Financial Corp.	SNV	Columbus	GA	59.7
United Community Banks, Inc.	UCBI	Blairsville	GA	24.0
UMB Financial Corp.	UMBF	Kansas City	MO	38.5
Valley National Bancorp	VLY	New York	NY	57.5
Webster Financial Corp.	WBS	Stamford	CT	71.3
Western Alliance Bancorp.	WAL	Phoenix	AZ	67.7
Wintrust Financial Corp.	WTFC	Rosemont	IL	52.3
Zions Bancorporation	ZION	Salt Lake City	UT	89.5